CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2017, relating to the financial statements and financial highlights of Rational Dividend Capture VA Fund and Rational Insider Buying VA Fund (formerly Catalyst Dividend Capture VA Fund and Catalyst Insider Buying VA Fund, respectively), each a series of Mutual Fund and Variable Insurance Trust, for the year ended December 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 13, 2017